Exhibit 10.25

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of May 24, 2023, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as "Lenders"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, "Agent"), and FLEXSTEEL INDUSTRIES, INC., a Minnesota corporation ("Borrower").

WHEREAS, Borrower, Agent, and Lenders are parties to that certain Credit Agreement dated as of September 8, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement");

WHEREAS, Borrower has requested that the Lenders effect certain amendments to the Credit Agreement; and

WHEREAS, Agent and the undersigned Lenders have agreed to effect such amendments to the Credit Agreement, in each case subject to the terms and provisions hereof;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.Defined Terms. Unless otherwise defined herein, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.

2.Amendment. Subject to the satisfaction of the conditions set forth in Section 6 below and in reliance on the representations and warranties set forth in Section 7 below, the Credit Agreement (excluding schedules and exhibits) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double- underlined text) as reflected in the modifications set forth in the document attached hereto as Exhibit A.

3.Continuing Effect. On and after the Amendment Effective Date, references in the Credit Agreement to "this Agreement" (and indirect references such as "hereunder", "hereby", "herein", and "hereof") and in any Loan Document to the "Credit Agreement" shall be deemed to be references to the Credit Agreement as modified hereby. Except as expressly set forth in Section 2 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as modified hereby. This Amendment is a Loan Document.

14095602v2 4/5/2023 11:12 PM1989.741

4Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents to which it is a party represent its valid, enforceable and collectible obligations, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

5.Conditions to Effectiveness. The effectiveness of this Amendment is expressly conditioned upon the satisfaction of each of the following conditions precedent in a manner satisfactory to each Agent (the date on which such conditions have been satisfied, the “Amendment Effective Date”):

(a)Agent shall have received a copy of this Amendment, executed and delivered by (i) Lenders, and (ii) Borrower;

(b)The representations and warranties of Borrower set forth in Section 7 below shall be true and correct as of the date hereof; and

(c)No Default or Event of Default shall have occurred and be continuing.

6.Representations and Warranties. In order to induce Agent and Required Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders, after giving effect to this Amendment:

(a)Each of the representations and warranties of Borrower or its Subsidiaries contained in the Credit Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b)No Default or Event of Default has occurred and is continuing; and

(c)This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

7.Miscellaneous.

(a)Expenses. Borrower agrees to pay on demand all Lender Group Expenses of Agent and Lenders in connection with the preparation, negotiation, execution, delivery and administration of this Amendment in accordance with the terms of the Credit Agreement.

(b)Governing Law. This Amendment shall be a contract made under and governed by, and construed in accordance with the internal laws of the State of Illinois.

(c)Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic photocopy (i.e. "pdf") shall be effective as delivery of a manually executed counterpart hereof.

8.Release. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its respective successors and assigns, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known as of the date of this Amendment, both at law and in equity, which Borrower, or any of its respective successors or assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in each case for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto, except with respect to any Claim against any Releasee not known to Borrower on the date hereof that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct, or a material breach of the obligations under this Amendment or any of the other Loan Documents, of such Releasee or its officers, directors, employees, attorneys or agents.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused tbis Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWER:

Signature. Page (o Second Amendment to Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION, a national banking association, as Agent and as a Lender
By:
Name: Pamela Solares
Title:VicePresident

Signature Page to Second Amendment to Credit Agreement

EXHIBIT A

See attached

CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders, and

FLEXSTEEL INDUSTRIES, INC.

as Borrower

Dated as of September 8, 2021

as amended by that certain First Amendment to Credit Agreement dated as of April 22, 2022 and that certain Second Amendment to Credit Agreement dated as of [], 2023

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TABLE OF CONTENTS

Page

1.	DEFINITIONS AND CONSTRUCTION	1
1.1.	Definitions	1

1.2.	Accounting Terms	<54>53
1.3.	Code	~~<55>~~54

1.4.	Construction	<55>54

1.5.	Time References	<56>55

1.6.	Schedules and Exhibits	<56>55
1.7.	Divisions	~~<56>~~55
1.8.	Rates	~~<56>~~55

2.	LOANS AND TERMS OF PAYMENT.	~~<57>~~56

2.1.	Revolving Loans	<57>56

2.2.	[Reserved]	<58>57

2.3.	Borrowing Procedures and Settlements	<58>57

2.4.	Payments; Reductions of Commitments; Prepayments	<66>65

2.5.	Promise to Pay; Promissory Notes	<70>68
2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and
	Calculations	<70>69

2.7.	Crediting Payments	<72>70

2.8.	Designated Account	<72>71

2.9.	Maintenance of Loan Account; Statements of Obligations	<72>71

2.10.	Fees	<73>71

2.11.	Letters of Credit	<73>72

2.12.	Special Provisions Applicable to ~~<LIBOR Loans>~~Daily Simple SOFR	<82>81

2.13.	Capital Requirements	<84>83

2.14.	Incremental Facilities	<86>84

2.15.	Joint and Several Liability of Borrowers	<87>86

3.	CONDITIONS; TERM OF AGREEMENT.	~~<91>~~90

3.1.	Conditions Precedent to the Initial Extension of Credit	<91>90

3.2.	Conditions Precedent to all Extensions of Credit	<91>90
3.3.	Maturity	~~<92>~~90

3.4.	Effect of Maturity	<92>90

3.5.	Early Termination by Borrowers	<92>90

3.6.	Conditions Subsequent	<92>91

4.	REPRESENTATIONS AND WARRANTIES	<92>91

4.1.	Due Organization and Qualification; Subsidiaries	<93>91

4.2.	Due Authorization; No Conflict	<94>92

4.3.	Governmental Consents	<94>92

4.4.	Binding Obligations; Perfected Liens	<94>93

4.5.	Title to Assets; No Encumbrances	<95>93
4.6.	Litigation.	~~<95>~~93

4.7.	Compliance with Laws	<95>93

4.8.	No Material Adverse Effect	<95>94
4.9.	Solvency.	~~<95>~~94

4.10.	Employee Benefits	<96>94

4.11.	Environmental Condition	<96>94

4.12.	Complete Disclosure	<96>95
4.13.	Patriot Act	~~<97>~~95

4.14.	Indebtedness	<97>96

4.15.	Payment of Taxes	<97>96

4.16.	Margin Stock	<98>96

4.17.	Governmental Regulation	<98>96
4.18.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering
	Laws	~~<98>~~96

4.19.	Employee and Labor Matters	<98>97

4.20.	Material Contracts	<99>97

4.21.	Leases	<99>97

4.22.	Eligible Accounts	<99>98

4.23.	Eligible Inventory	<99>98
4.24.	Location of Inventory	~~<100>~~98
4.25.	Inventory Records	~~<100>~~98
4.26.	Hedge Agreements	~~<100>~~98

5.	AFFIRMATIVE COVENANTS.	~~<100>~~98
5.1.	Financial Statements, Reports, Certificates	~~<100>~~98
5.2.	Reporting	~~<100>~~99
5.3.	Existence	~~<100>~~99

5.4.	Maintenance of Properties	~~<101>~~99
5.5.	Taxes	~~<101>~~99
5.6.	Insurance.	~~<101>~~99
5.7.	Inspection.	~~<102>~~100
5.8.	Compliance with Laws	~~<102>~~101

5.9.	Environmental	~~<103>~~101
5.10.	Disclosure Updates	~~<103>~~101

5.1.	Formation of Subsidiaries	<103>102

5.2.	Further Assurances	<104>102

5.3.	[Reserved]	<105>103

5.4.	Compliance with ERISA and the IRC	<105>103

5.5.	Location of Inventory; Chief Executive Office	<105>104
5.6.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering
	Laws	~~<105>~~104

5.7.	Material Contracts	<106>104

6.	NEGATIVE COVENANTS	<106>104
6.1.	Indebtedness	<106>104

6.2.	Liens	~~<106>~~104

6.3.	Restrictions on Fundamental Changes	<106>104

6.4.	Disposal of Assets	<107>105

6.5.	Nature of Business	<107>105

6.6.	Prepayments and Amendments	<107>105

6.7.	Restricted Payments	<107>106

6.8.	Accounting Methods	<108>107

6.9.	Investments	<108>107

6.10.	Transactions with Affiliates	<108>107

6.11.	Use of Proceeds	<109>107

6.12.	Limitation on Issuance of Equity Interests	<110>108

6.13.	Inventory with Bailees	<110>108

6.14.	Employee Benefits	<110>108

7.	FINANCIAL COVENANT	<110>109
8.	EVENTS OF DEFAULT	<111>109

8.1.	Payments	~~<111>~~109
8.2.	Covenants	~~<111>~~109
8.3.	Judgments	~~<111>~~110

8.4.	Voluntary Bankruptcy, etc	<112>110

8.5.	Involuntary Bankruptcy, etc	<112>110

8.6.	Default Under Other Agreements	<112>110

8.7.	Representations, etc	<112>110
8.8.	Guaranty	~~<112>~~110

8.9.	Security Documents	<112>111
8.10.	Loan Documents	~~<112>~~111

8.11.	Change of Control	~~<113>~~111
8.12.	ERISA	~~<113>~~111

9	RIGHTS AND REMEDIES.	~~<113>~~111
9.1.	Rights and Remedies	~~<113>~~111
9.2.	Remedies Cumulative	~~<114>~~112
10
	WAIVERS; INDEMNIFICATION.	~~<114>~~112
10.1.	Demand; Protest; etc	~~<114>~~112
10.2.	The Lender Group's Liability for Collateral	~~<114>~~112
10.3.	Indemnification	~~<114>~~113
11
	NOTICES.	~~<115>~~114

12	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.	~~<116>~~115
13
	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.	~~<120>~~118
13.1.	Assignments and Participations.	~~<120>~~118
13.2.	Successors	~~<124>~~122
14
	AMENDMENTS; WAIVERS.	~~<124>~~122
14.1.	Amendments and Waivers.	~~<124>~~122
14.2.	Replacement of Certain Lenders.	~~<126>~~124
14.3.	No Waivers; Cumulative Remedies	~~<127>~~125
15
	AGENT; THE LENDER GROUP.	~~<127>~~125
15.1.	Appointment and Authorization of Agent	~~<127>~~125
15.2.	Delegation of Duties	~~<128>~~126
15.3.	Liability of Agent	~~<128>~~127
15.4.	Reliance by Agent	~~<129>~~127
15.5.	Notice of Default or Event of Default	~~<129>~~127
15.6.	Credit Decision	~~<129>~~128
15.7.	Costs and Expenses; Indemnification	~~<130>~~128
15.8.	Agent in Individual Capacity	~~<131>~~129
15.9.	Successor Agent	~~<131>~~129
15.10.	Lender in Individual Capacity	~~<132>~~130
15.11.	Collateral Matters.	~~<132>~~130
15.12.	Restrictions on Actions by Lenders; Sharing of Payments.	~~<134>~~132
15.13.	Agency for Perfection	~~<135>~~133
15.14.	Payments by Agent to the Lenders	~~<135>~~133

15.15.	Concerning the Collateral and Related Loan Documents	~~<135>~~133
15.16.	Field Examination Reports; Confidentiality; Disclaimers by Lenders;
Other Reports and Information		~~<135>~~133
15.17.	Several Obligations; No Liability	~~<136>~~134
16

	WITHHOLDING TAXES.	~~<136>~~135
16.1.	Payments	~~<136>~~135
16.2.	Exemptions.	~~<137>~~136
16.3.	Reductions.	~~<139>~~137
16.4.	Refunds	~~<140>~~138
17
	GENERAL PROVISIONS.	~~<140>~~139
17.1.	Effectiveness	~~<140>~~139
17.2.	Section Headings	~~<140>~~139
17.3.	Interpretation	~~<140>~~139
17.4.	Severability of Provisions	~~<140>~~139
17.5.	Bank Product Providers	~~<140>~~139
17.6.	Debtor-Creditor Relationship	~~<141>~~140
17.7.	Counterparts; Electronic Execution	~~<141>~~140
17.8.	Revival and Reinstatement of Obligations; Certain Waivers	~~<142>~~140
17.9.	Confidentiality.	~~<142>~~141
17.10.	Survival	~~<144>~~143
17.11.	Patriot Act; Due Diligence	~~<144>~~143
17.12.	Integration	~~<145>~~143
17.13.	Flexsteel as Agent for Borrowers	~~<145>~~143
17.14.	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~<145>~~143
17.15.	Acknowledgement Regarding Any Supported QFCs	~~<146>~~145
17.16.	Erroneous Payments.	~~<147>~~145

"Acquisition" means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all of the Equity Interests of any other Person.

"Additional Documents" has the meaning specified therefor in Section 5.12 of this Agreement.

"Administrative Borrower" has the meaning specified therefor in Section 17.13 of this Agreement.

"Administrative Questionnaire" has the meaning specified therefor in Section 13.1(a) of this Agreement.

"Affected Financial Institution" means (a) any EEA Financial Institution or (b) any UK Financial Institution.

"Affected Lender" has the meaning specified therefor in Section 2.13(b) of this Agreement.

"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that for purposes of the definition of Eligible Accounts and Section 6.10 of this Agreement: (a) if any Person owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person), then both such Persons shall be Affiliates of each other, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

"Agent" has the meaning specified therefor in the preamble to this Agreement. "Agent-Related Persons" means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

"Agent's Account" means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).

"Agent's Liens" means the Liens granted by each Loan Party or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

"Agreement" means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

"Announcements" has the meaning specified therefor in Section 1.8 of this Agreement.

"Anti-Corruption Laws" means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

"Anti-Money Laundering Laws" means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or ~~<LIBOR>~~SOFR Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed month; provided, that for the period from the Closing Date through and including November 30, 2021, the Applicable Margin shall be set at the margin in the row styled "Level II"; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled "Level II":

	Excess Availability	Rate Loans which are Revolving Loans "Base Rate Margin")	SOFR Loans are Revolving (the "~~<LIBOR Rate>~~SOFR Margin")
Level	Average Excess Availability	Applicable Margin for Base Rate Loans which are Revolving Loans (the "Base Rate Margin")	Applicable Margin for ~~<LIBOR>~~SOFR Loans which are Revolving Loans (the "~~<LIBOR Rate>~~SOFR Margin")
I	> 25% of the Maximum Revolver Amount	0.00 percentage points	~~<1.25>~~1.36 percentage points
II	< 25% of the Maximum Revolver Amount	0.00 percentage points	~~<1.50>~~1.61 percentage points

The Applicable Margin shall be re-determined as of the first day of each month. "Application Event" means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of this Agreement.

"Applicable Rate" means, (i) Daily ~~<One Month LIBOR>~~Simple SOFR plus the ~~<LIBOR Rate>~~SOFR Margin, or (ii) if Daily ~~<One Month LIBOR>~~Simple SOFR is no longer available or cannot be calculated for any reason (including as a result of any market disruption generally) or Wells Fargo determines that it is unlawful or impractical to offer ~~<the >~~Daily ~~<One Month LIBOR>~~Simple SOFR, the Base Rate plus the Base Rate Margin.

"Assignee" has the meaning specified therefor in Section 13.1(a) of this Agreement.

"Assignment and Acceptance" means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to this Agreement.

"Authorized Person" means any one of the individuals identified as an officer of a Borrower on Schedule A-2 to this Agreement, or any other individual identified by Administrative Borrower as an authorized person and authenticated through Agent's electronic platform or portal in accordance with its procedures for such authentication.

"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Revolving Loans under Section 2.1 of this Agreement (after giving effect to the then outstanding Revolver Usage).

"Available Revolver Increase Amount" means, as of any date of determination, an amount equal to the result of (a) $25,000,000, minus (b) the aggregate principal amount of Increases to the Revolver Commitments previously made pursuant to Section 2.14 of this Agreement.

"Average Excess Availability" means, with respect to any period, the sum of the aggregate amount of Availability for each day in such period (as calculated by Agent as of the end of each respective day) divided by the number of days in such period.

"Average Revolver Usage" means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each day in such period (calculated as of the end of each respective day) divided by the number of days in such period.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable ~~<EEA >~~Resolution Authority in respect of any liability of an ~~<EEA>~~Affected Financial Institution.

"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

"Bank Product" means any one or more of the following financial products or accommodations extended to any Loan Party or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called "purchase cards", "procurement cards" or "p-cards")), (b) payment card processing services, (c) debit cards,

(d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

"Bank Product Agreements" means those agreements entered into from time to time by any Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

"Bank Product Collateralization" means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

"Bank Product Obligations" means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Loan Party or its Subsidiaries.

"Bank Product Provider" means Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

"Bank Product Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers' determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

"Bankruptcy Code" means title 11 of the United States Code, as in effect from time to time.

"Base Rate" means the greatest of (a) the Federal Funds Rate plus ½%, and (b) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate", with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero).

"Base Rate Loan" means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

"Base Rate Margin" has the meaning set forth in the definition of Applicable Margin.

"Benchmark" means, initially, ~~<USD LIBOR>~~Daily Simple SOFR, provided, that, if a Benchmark Transition Event~~< or an Early Opt-in Election>~~, as applicable, and its related Benchmark Replacement Date have occurred with respect to ~~<USD LIBOR>~~Daily Simple SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark

Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to the provisions of Section 2.12(~~<c>~~d).

"Benchmark Administrator" means, initially, the Federal Reserve Bank of New York, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

~~<"Benchmark Replacement" means, with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by Agent for the applicable Benchmark Replacement Date:>~~

~~<(a) the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment:>~~

~~<(b)    >~~"Benchmark Replacement" means the sum of: (~~<i>~~a) the alternate

~~<benchmark >~~rate of interest that has been selected by Agent and Administrative Borrower as the replacement for the then-current Benchmark~~< giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the >mechanism for determining such a rate <by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate >as a replacement to the then-current Benchmark~~

~~<for Dollar-denominated syndicated or bilateral credit facilities and (ii) the Benchmark Replacement Adjustment.>~~

; and (b) ~~<If >the Benchmark Replacement as determined <pursuant to clause (a) or (b) of this definition would be less than 0.00%>, then the Benchmark Replacement shall be deemed to be~~

~~<0.00% for the purposes of the Loan Documents.>~~

~~<"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any setting of such Unadjusted Benchmark Replacement:>~~

~~(a) <for purposes of clause (a) of the definition of "Benchmark Replacement", an amount equal to 0.11448% (11.448 basis points); and>~~

~~(b) <for purposes of clause (b) of the definition of “Benchmark Replacement”,~~

~~>~~the spread adjustment~~<,>~~ or method ~~<of>~~for calculating or determining such spread adjustment,  (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower, in each case, giving due consideration to (i) any selection or recommendation ~~<of a >~~by the Relevant Governmental Body at such time for a replacement rate, the mechanism for determining such a rate, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such spread adjustment, for ~~<the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement >by the Relevant Governmental Body <on the applicable Benchmark Replacement Date>~~such rate, or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the then-current Benchmark, the methodology or conventions applicable to such rate, or the spread adjustment, or method for calculating or determining such

spread adjustment, for ~~<the replacement of such Benchmark with the applicable Unadjusted Benchmark    Replacement    for    Dollar-denominated>~~such    alternate    rate    for    U.S.    dollar-

denominated syndicated or bilateral credit facilities at such time; provided, that, if the Benchmark Replacement as determined as provided above would be less than zero, then the Benchmark Replacement shall be deemed to be zero.

"Benchmark Replacement Conforming Changes" means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the ~~<definition of “Business Day”, the >~~timing and frequency of determining rates and making payments of interest, prepayment provisions~~<,>~~ and other technical, administrative or operational matters) that Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of ~~<any Loan Document>~~this Agreement).

"Benchmark Replacement Date" means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)in the case of clause (a) ~~<or (b) >~~of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the ~~<administrator of the >~~Benchmark Administrator (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof);

(b)in the case of clause (~~<c>~~b) of the definition of "Benchmark Transition Event~~<,>~~",  the first date ~~<of the public >~~on which the Benchmark has been determined and announced by the regulatory supervisor for the Benchmark Administrator to be no longer representative of underlying markets; provided, that such non-representativeness will be determined by reference to the most recent statement or publication ~~<of information >~~referenced

~~<therein; or>~~in such clause (b) and even if the Benchmark continues to be provided on such date.

~~< (c) in the case of an Early Opt-in Election, the date specified in writing by Agent to a Lenders and Administrative Borrower.>~~

~~<For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.>~~

"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

~~<(a)    >~~a public statement or publication of information by or on behalf of the

~~<administrator of>~~Benchmark Administrator or a regulatory supervisor for the Benchmark ~~<(or the published component used in the calculation thereof)>~~Administrator announcing that ~~<such administrator>~~(a) the Benchmark Administrator has ceased or will cease to provide ~~<such>~~the Benchmark ~~<(or such component thereof), >~~permanently or indefinitely~~<, provided that, at the~~

~~time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof);>~~ or (b) the Benchmark is no longer representative.

"Benchmark Unavailability Period" means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark and solely to the extent that the Benchmark has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Benchmark for all purposes hereunder in accordance with Section 2.12(d) and (b) ending at the time that a Benchmark Replacement has replaced the Benchmark for all purposes hereunder pursuant to Section 2.12(d).

~~<(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System>, the Federal Reserve Bank of New York, <an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof); or>~~

~~<(c) a public statement or publication of information >by the regulatory supervisor for the <administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) is no longer~~ representative.>

"Beneficial Ownership Certification" means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.

"Benefit Plan" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

"BHC Act Affiliate" of a Person means an "affiliate" (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

"Board of Directors" means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

basis consistent with Borrowers' historical accounting practices) of Eligible Raw Material Inventory (such determination may be made as to different categories of Eligible Raw Material Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(iv)    the least of (1) $25,000,000, (2) 70% of the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Eligible In-Transit Inventory consisting of finished goods, and (3) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent Acceptable Appraisal of Inventory, multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrowers' historical accounting practices) of Eligible In-Transit Inventory consisting of finished goods (such determination may be made as to different categories of finished goods Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, minus

(d)the aggregate amount of Reserves, if any, established by Agent from time to time under Section 2.1(c) of this Agreement.

"Borrowing Base Certificate" means a certificate substantially in the form of Exhibit B-1 to this Agreement, which such form of Borrowing Base Certificate may be amended, restated, supplemented or otherwise modified from time to time (including without limitation changes to the format thereof), as approved by Agent in Agent's sole discretion.

"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Illinois~~<, except that, if a determination of a Business Day shall relate to a LIBOR Loan, the term "Business Day" also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market>~~.

"Capital Expenditures" means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time,

(b) expenditures made during such period to consummate one or more Permitted Acquisitions, and (c) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Loan Party or any of its Affiliates).

"Capitalized Lease Obligation" means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

"Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

"Cash Equivalents" means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date

"Covered Entity" means any of the following:

(a)a "covered entity" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)a "covered bank" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)a "covered FSI" as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

"Covered Party" has the meaning specified therefor in Section 17.15 of this

Agreement.

"Customs Brokers" shall mean the persons listed on Schedule C-2 hereto or such other person or persons as may be selected by Administrative Borrower after the date hereof and after written notice by Administrative Borrower to Agent who are reasonably acceptable to Agent to handle the receipt of Inventory within the United States or to clear Inventory through the Bureau of Customs and Border Protection or other domestic or foreign export control authorities or otherwise perform port of entry services to process Inventory imported by a Borrower from outside the United States (such persons sometimes being referred to herein individually as a "Customs Broker"), provided, that, as to each such person, (a) Agent shall have received a customs broker agreement by such person in favor of Agent (in form and substance satisfactory to Agent) duly authorized, executed and delivered by such person, (b) such agreement shall be in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.

~~<"Daily One Month LIBOR" means, as to any day, the rate per annum as~~ published by ICE Benchmark Administration Limited (or any successor or other commercially available source of the London interbank offered rate as Lender may designate from time to time) as of 11:00 a.m., London time, on such day (or, for any day that is not a Business Day, the immediately preceding Business Day) for US dollar deposits for a one month period (and, if any such published rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero). Each determination of Daily One Month LIBOR shall be made by Lender ~~and shall be conclusive in the absence of manifest error.>~~

"Daily Simple SOFR" means, for any day~~<,>~~ (a "SOFR~~<, with the conventions~~ for this rate (which will include a lookback) being established by Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining "Daily Simple SOFR" for syndicated business loans; provided, that if Agent decides that any such convention is not administratively feasible for Agent, then Agent may establish ~~another convention in its reasonable discretion.>~~ Rate Day"), a rate per annum equal to SOFR for the day (such day, a "SOFR Determination Day") that is two (2) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Date, in each case, as such SOFR is published by the SOFR Administrator on the SOFR

Administrator's Website; provided, that, if Daily Simple SOFR determined as provided above would be less than 0.00%, then Daily Simple SOFR shall be deemed to be 0.00%. If by 5:00

p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator's Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding

U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator's Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to Administrative Borrower.

"Default" means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

"Defaulting Lender" means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with

"Dollars" or "$" means United States dollars.

"Domestic Subsidiary" means any Subsidiary of any Loan Party that is not a Foreign Subsidiary.

"Drawing Document" means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

~~<"Early Opt-in Election" means, if the then-current Benchmark is USD LIBOR, the occurrence of:>~~

~~<(a) a notification by Agent to (or the request by Administrative Borrower to Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar- denominated syndicated or bilateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark interest rate, and>~~

~~<(b) the joint election by Agent and Administrative Borrower to trigger a fallback from USD LIBOR and the provision by Lender of written notice of such election to Administrative Borrower.>~~

"Earn-Outs" means unsecured liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the Purchase Price for a Permitted Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Permitted Acquisition.

"EBITDA" means, with respect to any fiscal period and with respect to Borrowers determined, in each case, on a consolidated basis in accordance with GAAP:

(a)the consolidated net income (or loss),

minus

(b)without duplication, the sum of the following amounts for such period to the extent included in determining consolidated net income (or loss) for such period:

(i)unusual or non-recurring gains, and

(ii)interest income,

plus

(c)without duplication, the sum of the following amounts for such period to the extent deducted in determining consolidated net income (or loss) for such period:

(i)non-cash unusual or non-recurring losses,

(a) EBITDA for such period minus Unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.

For the purposes of calculating Fixed Charge Coverage Ratio for any Reference Period, if at any time during such Reference Period (and after the Closing Date), any Loan Party or any of its Subsidiaries shall have made a Permitted Acquisition, Fixed Charges and Unfinanced Capital Expenditures for such Reference Period shall be calculated after giving pro forma effect thereto or in such other manner acceptable to Agent as if any such Permitted Acquisition occurred on the first day of such Reference Period.

"Flexsteel" has the meaning assigned to such term in the preamble hereto.

~~<"Floor" means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR.>~~

"Flow of Funds Agreement" means a flow of funds agreement, dated as of even date with this Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Agent.

"Foreign Lender" means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

"Foreign Subsidiary" means any direct or indirect subsidiary of any Loan Party that is organized under the laws of any jurisdiction other than the United States, any state thereof or the District of Columbia.

"FSHC" means any direct or indirect Domestic Subsidiary that holds no material assets other than the equity of one or more direct or indirect Foreign Subsidiaries that are CFCs.

"Funded Indebtedness" means, as of any date of determination, all Indebtedness for borrowed money or letters of credit of Borrowers, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to the Loan Parties and their Subsidiaries, the Revolver Usage, and the amount of their Capitalized Lease Obligations.

"Funding Date" means the date on which a Borrowing occurs.

"GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"Governing Documents" means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or

"Letter of Credit Disbursement" means a payment made by Issuing Bank pursuant to a Letter of Credit.

"Letter of Credit Exposure" means, as of any date of determination with respect to any Lender, such Lender's participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.

"Letter of Credit Fee" has the meaning specified therefor in Section 2.6(b) of this Agreement.

"Letter of Credit Indemnified Costs" has the meaning specified therefor in Section

2.11(f) of this Agreement.

"Letter of Credit Related Person" has the meaning specified therefor in Section 2.11(f) of this Agreement.

"Letter of Credit Sublimit" means $5,000,000.

"Letter of Credit Usage" means, as of any date of determination, the sum of

(a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.

~~<"LIBOR >Loan" means each portion of a Revolving Loan that bears interest at a rate determined by reference to Daily <One Month LIBOR.>~~

~~<"LIBOR Rate >Margin" has the meaning set forth in the definition of Applicable~~

~~Margin.~~

"Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment,

charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

"Line Cap" means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount, and (b) the Borrowing Base as of such date of determination.

"Litigation Reserve" means a reserve equal to the portion of the amount payable in respect of that litigation described in Item 2 of Schedule 4.6(b) that is not fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage.

"Loan" means any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.

"Public Lender" has the meaning specified therefor in Section 17.9(c) of this Agreement.

"Purchase Price" means, with respect to any Acquisition, an amount equal to the aggregate consideration, whether cash, property or securities (including the fair market value of any Equity Interests of Administrative Borrower issued in connection with such Acquisition and including the maximum amount of Earn-Outs), paid or delivered by a Loan Party or one of its Subsidiaries in connection with such Acquisition (whether paid at the closing thereof or payable thereafter and whether fixed or contingent), but excluding therefrom (a) any cash of the seller and its Affiliates used to fund any portion of such consideration, and (b) any cash or Cash Equivalents acquired in connection with such Acquisition.

"QFC" has the meaning assigned to the term "qualified financial contract" in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

"QFC Credit Support" has the meaning specified therefor in Section 17.15 of this

Agreement.

"Qualified Equity Interests" means and refers to any Equity Interests issued by

Administrative Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

"Real Property" means any estates or interests in real property now owned or hereafter acquired by any Loan Party or one of its Subsidiaries and the improvements thereto.

"Receivable Reserves" means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including Landlord Reserves for books and records locations and reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.

"Record" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

"Reference Period" has the meaning set forth in the definition of EBITDA.

~~<"Reference Time" with respect to any setting of the then-current Benchmark means (a) if such Benchmark is USD LIBOR, 11:00 a.m., London time, on the day that is two (2) Business Days preceding the date of such setting, and (b) if such Benchmark is not USD LIBOR, the time determined by Agent in its reasonable discretion.>~~

"Refinancing Indebtedness" means refinancings, renewals, or extensions of Indebtedness so long as:

(a)such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the

 (d)perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

"Replacement Lender" has the meaning specified therefor in Section 2.13(b) of this Agreement.

"Report" has the meaning specified therefor in Section 15.16 of this Agreement.

"Required Availability" means that Excess Availability exceeds $25,000,000. "Required Lenders" means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are two or more Lenders (who are not Affiliates of one another or Defaulting Lenders), "Required Lenders" must include at least two Lenders (who are not Affiliates of one another).

"Reserves" means, as of any date of determination, Inventory Reserves, Receivables Reserves, Bank Product Reserves, Litigation Reserve and those other reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Loan Party or its

Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Loan Party or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.

"Resolution Authority" means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

"Restricted Payment" means (a) any declaration or payment of any dividend or the making of any other payment or distribution, directly or indirectly, on account of Equity Interests issued by Administrative Borrower or any of its Subsidiaries (including any payment in connection with any merger or consolidation involving Administrative Borrower) or to the direct or indirect holders of Equity Interests issued by Administrative Borrower or any of its Subsidiaries in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by Administrative Borrower or any of its Subsidiaries, or (b) any purchase, redemption, making of any sinking fund or similar payment, or other acquisition or retirement for value (including in connection with any merger or consolidation involving Administrative Borrower) any Equity Interests issued by Administrative Borrower or any of its Subsidiaries, or (c) any making of any payment to retire, or to obtain the surrender of, any America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state,

(d) ~~<Her>~~His Majesty's Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

"S&P" has the meaning specified therefor in the definition of Cash Equivalents.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Securities Account" means a securities account (as that term is defined in the Code).

"Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

"Settlement" has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

"Settlement Date" has the meaning specified therefor in Section 2.3(e)(i) of this Agreement.

"SOFR" means a rate ~~<per annum >~~equal to the secured overnight financing rate ~~<published>~~as administered by the SOFR Administrator~~< on the SOFR Administrator’s Website>~~.

"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

"SOFR Administrator's Website" means the website of the Federal Reserve Bank of New York, currently at ~~<http://www.newyorkfed.org>~~http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

"SOFR Loan" means each portion of a Revolving Loan that bears interest at a rate determined by reference to Daily Simple SOFR.

"SOFR Margin" has the meaning set forth in the definition of Applicable Margin. "Solvent" means, with respect to any Person as of any date of determination, that

(a)at fair valuations, the sum of such Person's debts (including contingent liabilities) is less than all of such Person's assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become

"Swing Loan" has the meaning specified therefor in Section 2.3(b) of this Agreement.

"Swing Loan Exposure" means, as of any date of determination with respect to any Lender, such Lender's Pro Rata Share of the Swing Loans on such date.

"Taxes" means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

"Tax Lender" has the meaning specified therefor in Section 14.2(a) of this Agreement.

"Trademark Security Agreement" has the meaning specified therefor in the

Guaranty and Security Agreement.

"UCP" means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.

"UK Financial Institution" means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

"UK Resolution Authority" means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

"Unfinanced Capital Expenditures" means Capital Expenditures (a) not financed with the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Loans), the proceeds of any sale or issuance of Equity Interests or equity contributions, the proceeds of any asset sale (other than the sale of Inventory in the ordinary course of business) or any insurance proceeds, and (b) that are not reimbursed by a third person (excluding any Loan Party or any of its Affiliates) in the period such expenditures are made pursuant to a written agreement.

"United States" means the United States of America.

"Unused Line Fee" has the meaning specified therefor in Section 2.10(b) of this Agreement.

"U.S. Government Securities Business Day" means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

"U.S. Special Resolution Regimes" has the meaning specified therefor in Section 17.15 of this Agreement.

~~<"USD LIBOR" means the London interbank offered rate for Dollars.>~~

"Voidable Transfer" has the meaning specified therefor in Section 17.8 of this Agreement.

"Wells Fargo" means Wells Fargo Bank, National Association, a national banking association.

"Withdrawal Liability" means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Write-Down and Conversion Powers" means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~<.>~~, and

(b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2.Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions immediately before such Accounting Change took effect and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term "financial statements" shall that are reasonably expected to result in any loss, cost, damage, or expense (including reasonable and documented attorneys' fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5.Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Central standard time or Central daylight saving time, as in effect in Chicago, Illinois on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word "from" means "from and including" and the words "to" and "until" each means "to and including"; provided, that with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6.Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction's laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.8.Rates. ~~<The interest rate on LIBOR Loans may >be determined by reference to the <Daily One Month LIBOR, which is derived from the London interbank offered rate. The~~ London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, ICE Benchmark Administration ("IBA"), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the "FCA"), the regulatory supervisor of IBA, announced in public statements (the "Announcements") that the final publication or representativeness date for the London interbank offered rate for Dollars for: (a) 1-week and ~~2-month tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month~~ and 12-month tenor settings will be June 30, 2023. No successor administrator for IBA was identified in such Announcements. As a result, it is possible that immediately after such dates, ~~the London interbank offered rate for such tenors may no longer be available or may no longer be~~

deemed a representative reference rate upon which to determine the interest rate on LIBOR Loans or Base Rate Loans (when determined by reference to clause (c) of the definition of Base Rate). There is no assurance that the dates set forth in the Announcements will not change or that IBA or the FCA will not take further action that could impact the availability, composition or characteristics of any London interbank offered rate. Public and private sector industry initiatives have been and continue, as of the date hereof, to be underway to implement new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate or any other then-current Benchmark is no longer available or in certain other circumstances set forth in Section 2.12(c), such Section 2.12(c) provides a mechanism for determining an alternative rate of interest. Agent will notify Administrative Borrower, pursuant to Section 2.12(c), of any change to the reference rate upon which the interest rate on LIBOR Loans and Base Rate Loans (when determined by reference to ~~clause (c) of the definition of Base Rate) is based. However, >~~Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (~~<i>~~a) the continuation of, administration of, submission of, calculation of or any other matter related to ~~<the London interbank offered rate or other>~~Daily Simple SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition ~~<of "Daily One Month LIBOR">~~thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.12(c), will be similar to, or produce the same value or economic equivalence of, ~~<Daily One Month LIBOR or any other Benchmark, >~~or have the same volume or liquidity as~~< did the London interbank offered rate>~~,  Daily Simple SOFR or any other Benchmark,  prior to its discontinuance or unavailability, or (~~<ii>~~b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. Agent and its ~~<Affiliates>~~affiliates or other related entities may engage in transactions that affect the calculation of ~~<a Benchmark>~~Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Agent may select information sources or services in its reasonable discretion to ascertain ~~<any>~~Daily Simple SOFR, or any other Benchmark, any component definition thereof or rates ~~<referenced>~~referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2.LOANS AND TERMS OF PAYMENT.

2.1.Revolving Loans.

(a)Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans ("Revolving Loans") to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6.Interest Rates and Letter of Credit Fee:Rates, Payments, and Calculations.

(a)Interest Rates. Except as provided in Section 2.6(c) and Section 2.12(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at the Applicable Rate.

(b)Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the "Letter of Credit Fee") (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the ~~<LIBOR Rate>~~SOFR Margin

~~<times the >~~times the average amount of the Letter of Credit Usage during the immediately preceding month.

(c)Default Rate. (i) Automatically upon the occurrence and during the continuation of an Event of Default under Section 8.4 or 8.5 and (ii) upon the occurrence and during the continuation of any other Event of Default (other than an Event of Default under Section 8.4 or 8.5), at the direction of Agent or the Required Lenders, and upon written notice by Agent to Borrowers of such direction (provided, that such notice shall not be required for any Event of Default under Section 8.1), (A) all Loans and all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to two percentage points above the per annum rate otherwise applicable thereunder, and (B) the Letter of Credit Fee shall be increased to two percentage points above the per annum rate otherwise applicable hereunder.

(d)Payment. Except to the extent provided to the contrary in Section 2.10, or Section 2.11(k), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees) shall be due and payable, in arrears, on the first day of each month, (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each month, and (iii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all other Lender Group Expenses shall be due and payable on (x) with respect to Lender Group Expenses outstanding as of the Closing Date, the Closing Date, and (y) otherwise, the earlier of (A) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred, or (B) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first Business Day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) on the Closing Date and thereafter as and when incurred or accrued, all other Lender Group Expenses, and (G) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall accrue interest at the Applicable Rate.

(e)Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. The interest rate on non- contingent Obligations shall increase or decrease by an amount equal to each increase or decrease in Daily ~~<One Month LIBOR>~~Simple SOFR in the case of ~~<LIBOR>~~SOFR Loans effective on the date of any change in Daily ~~<One Month LIBOR>~~Simple SOFR, and if at any time there are Base Rate Loans, an amount equal to each increase or decrease in the Base Rate effective on the date of any change in the Base Rate.

(f)Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7.Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c)Field Examination and Other Fees. Subject to any limitations set forth in Section 5.7(c), Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) ~~<a fee of $1,000 per day, per examiner>~~the per diem charge at Wells Fargo’s then standard rate for examiners in the field and office,  plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Agent, and (ii) the fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to appraise the Collateral, or any portion thereof, or to assess any Loan Party's or its Subsidiaries' business valuation.

2.11.Letters of Credit.

(a)Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Bank and reasonably in advance of the requested date of issuance, amendment, or extension, and (iii) subject to Issuing Bank's authentication procedures with results satisfactory to Issuing Bank. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank's records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.

with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(o)Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(p)Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank's conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q)In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

(r)The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s)At Borrowers' costs and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Banks' rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

2.12.Special Provisions Applicable to ~~<LIBOR Loans>~~Daily Simple SOFR.

(a)~~<The >~~Daily ~~<One Month LIBOR>~~Simple SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional ~~<or increased costs to such Lender of maintaining or obtaining any eurodollar deposits >~~or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law, ~~<including>~~or pursuant to any ~~<Changes>~~Change in Law ~~<and changes>~~or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at ~~<the~~

~~>~~Daily ~~<One Month LIBOR>~~Simple SOFR. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such Daily ~~<One Month LIBOR>~~Simple SOFR and the method for determining the amount of such adjustment, or

(B) repay the ~~<LIBOR Rate>~~SOFR Loans, in each case, of such Lender with respect to which such adjustment is made~~< (together with any amounts due under Section 2.12(b))>~~.

(b)Subject to the provisions set forth in Section 2.12(~~<c>~~d) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain ~~<LIBOR Rate>~~SOFR Loans or to continue such funding or maintaining, or to determine or charge interest rates at~~< the>~~,  Daily ~~<One Month LIBOR>~~Simple SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (~~<y)>~~A) declare that SOFR Loans will not thereafter be made, such that any request for a SOFR Loan shall be deemed to be a request for a Base Rate Loan unless such Lender's declaration has been withdrawn and (B) require that all outstanding SOFR Loans made by such Lender be converted to Base Rate Loans immediately, and thereafter interest upon the ~~<LIBOR Rate>~~SOFR Loans of such Lender thereafter shall accrue interest at the rate ~~<then applicable to Base Rate Loans, and (z) interest based on the Daily One Month LIBOR shall not be available until such Lender determines that it would no longer be unlawful or impractical to do so.>~~at the Base Rate in effect from time to time, plus the Applicable Margin.

(c)No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at Daily Simple SOFR.

(d)~~(c)~~ Benchmark Replacement Setting.

(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, ~~<if>~~upon the occurrence of a Benchmark Transition Event~~< or an Early Opt-in Election, as applicable, >and its related Benchmark Replacement Date have occurred <prior to the Reference Time in respect of any setting of>~~,  Agent and Administrative Borrower may amend this Agreement to replace the then-current Benchmark~~<, then (a) if>~~ with a Benchmark Replacement~~< is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, any Loan Document and (b) if a Benchmark Replacement is determined in connection with an Early Opt-in Election, such Benchmark Replacement will replace such Benchmark for all purposes under any Loan Document in respect of any Benchmark setting at or after>~~. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after ~~<the date notice of such Benchmark Replacement is provided to Lenders without any>~~Agent has posted such proposed amendment to ~~<any Loan Document, or further action or consent of any other party to, any Loan Document,>~~all Lenders and Borrower so long as Agent has not received, by such time, written notice of objection to such ~~<Benchmark Replacement>~~amendment from Lenders comprising the Required Lenders.

(ii)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan ~~<Party>~~Document.

(iii)Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (a) ~~<any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (b) >~~the implementation of any Benchmark Replacement~~<,>~~ and (~~<c>~~b) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Agent or, if applicable~~<,>~~ any Lender (or group of Lenders) pursuant to this Section 2.12(~~<c>~~d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action~~< or any selection>~~, will be conclusive and binding absent manifest error and may be made in ~~<Agent’s Permitted Discretion>~~its or their sole discretion and without consent from any ~~<Loan Party>~~other party hereto or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(d).

(iv)Benchmark Unavailability Period. Upon Administrative Borrower's receipt of notice of the commencement of a Benchmark Unavailability Period, Agent may (a) declare that SOFR Loans will not thereafter be made by Lenders, such that any request for a SOFR Loan from Lenders shall be deemed to be a request for a Base Rate Loan and (b) require that all outstanding SOFR Loans made by Lenders be converted to Base Rate Loans immediately, in which event all outstanding SOFR Loans shall be so converted and shall bear interest at the Base Rate in effect from time to time, plus the Applicable Margin. The Base Rate in effect from time to time plus the Applicable Margin shall replace the then-current Benchmark for any determination of interest hereunder or under any other Loan Document during a Benchmark Unavailability Period.

~~(iv) <London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the ICE Benchmark Administration (the "IBA"), the administrator of the London interbank offered rate, and the Financial Conduct Authority, the regulatory supervisor of the IBA, announced in public statements (the "Announcements") that the final publication or representativeness date for Dollars for (a) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (b) overnight, 1-month, 3-month, 6-month and 12- month London interbank offered rate tenor settings will be June 30, 2023.No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of the Loan~~

~~Documents and that any obligation of Agent to notify any parties of such Benchmark Transition Event pursuant to clause (iii) of this Section 2.12(c) shall be deemed satisfied.>~~

(d) No Requirement of Matched Funding. Anything to the contrary contained ~~herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to <acquire eurodollar deposits to fund or otherwise >match fund any Obligation as to which interest accrues at Daily <One Month LIBOR.>~~

2.13.Capital Requirements.

(a)If, after the date hereof, Issuing Bank or any Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank's, such Lender's, or such holding companies' capital or liquidity as a consequence of Issuing Bank's or such Lender's commitments, Loans, participations or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank's, such Lender's, or such holding companies' then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity's capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank's or such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank's or such Lender's right to demand such compensation; provided, that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender's intention to claim compensation therefor; provided further, that if such claim arises by reason of the Change in Law that is retroactive, then the 180- day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(a) or amounts under Section 2.13(a) or sends a notice under Section 2.12(b) relative to changed circumstances (such Issuing Bank or Lender, an "Affected Lender"), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(a) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining ~~<LIBOR>~~SOFR Loans, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers' obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l),  Section 2.12(a) or Section 2.13(a), as applicable, or to enable Borrowers to obtain ~~<LIBOR>~~SOFR Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l),  Section 2.12(a) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l),  Section 2.12(a) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain

~~<LIBOR>~~SOFR Loans, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender's commitments hereunder (a "Replacement Lender"), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be "Issuing Bank" or a "Lender" (as the case may be) for purposes of this Agreement.

(c)Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l),  2.12, and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14.Incremental Facilities.

(a)At any time during the period from and after the Closing Date through but excluding the date that is the fourth year anniversary of the Closing Date, at the option of Borrowers (but subject to the conditions set forth in clause (b) below), the Revolver Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Revolver Commitments and the Maximum Revolver Amount not to exceed the Available Revolver Increase Amount (each such increase, an "Increase"). Agent shall invite each Lender to increase its Revolver Commitments (it being understood that no Lender shall be obligated to increase its Revolver Commitments) in connection with a proposed Increase at the interest margin proposed by Borrowers, and if sufficient Lenders do not agree to increase their Revolver Commitments in connection with such or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14.Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~<EEA>~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of

~~<an EEA>~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by ~~<an EEA>~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~<EEA>~~Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~<EEA>~~Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of ~~<any EEA>~~the applicable Resolution Authority.

17.15.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest,